e.spire
         communications to the point

e.spire PLATINUM ISDN
      for ISP'S

Thank you for doing business with e.spireTM Communications, Inc. We are committed to providing you with the highest quality of telecommunications services. If, at any time, you have questions or problems, or are not completely satisfied, please let us know. Our goal is to do our best for you.

ACCEPTANCE By signing below, you acknowledge your review and acceptance of the terms and conditions contained in this Agreement. This Agreement can only be modified in a written document executed by both parties. Any attempts to make modifications to these terms and conditions are void, and will not be enforceable.

We provide the Services specified in the Attachments under the terms of our applicable state and federal tariffs (Tariffs). Our entire agreement consists of this Agreement and its Attachments, and the applicable Tariffs, and supersedes any prior or contemporaneous proposals, discussions or agreements, written or oral, concerning e.spire services.

With the exception of any special pricing and term commitments contained herein, in the event of any conflict between the terms of this Agreement and its Attachments, and the terms of our Tariffs, the terms of our Tariffs control.

ACCEPTED BY:

Company    QUEST NET CORP.

Customer Name   Camilo Pereira

Title    CEO & Chairman

/s/ illegible
---------------------------------
Customer Signature

03-25-99
----------------------------------
Date

This e.spire PLATINUM ISDN AGREEMENT (Agreement) covers local access, local toll, long distance and toll free services (Services) as specified in the Attachments to this Agreement. This agreement is for Internet Service Provider ("ISP") customers. Outbound traffic is prohibited.

ADDITIONAL SERVICES e.spire PLATINUM ISDN also includes special Tariff Rates for optional custom calling features, and ancillary services (Additional Services). The monthly rates for the Additional Services will be as published in the applicable e.spire Tariff, regardless of the Term of this Agreement. These rates are subject to change at any time. If you select the Additional Services at some time other than when you initially order the Services you will be charged a one time fee for the Additional Services.

TERM COMMITMENT You agree to a three year term plan (Term). Based on this Term, you will receive the e.spire Tariff rates as specified in the Attachments. This Agreement will automatically renew for an additional Term of equal length with the initial Term unless e.spire receives advance written notice from you at least thirty (30) days prior to the end of the initial Term of your desire not to renew the Agreement.

TERM RATES The Term rates for the Services are as specified in the applicable Tariff. The Tariff rates are subject to change. Throughout the Term of this Agreement, you will receive a term discount based upon the length of your Term Commitment. The term discount is detailed in the Attachment(s) and varies according to specific markets.

EARLY TERMINATION PENALTY If you decide to terminate the Services prior to the end of the Term, you will be subject to early termination charges equal to twenty percent (20%) of the number of months remaining in the Term multiplied by the monthly rate for the Services. You shall be obligated to pay such charges within thirty (30) days of termination. If we provide the Services via a third-party, you will be charged all costs we incur for such early termination with our service provider.

SATISFACTION GUARANTEE If for any reason you are dissatisfied with the Services, you may cancel this Agreement within the first ninety (90) days after Services are made available to you without paying an early termination penalty.

PAYMENT You will be billed at the beginning of each month. Your first bill will include all non-recurring charges, charges for the first full month of Service, and the pro-rated amount for Services provided during the month of installation. You agree to pay all charges within thirty (30) days of the date of our invoice to you ("Due Date"). You shall pay us interest on overdue payments at the rate of one and a half percent (1.5%) or the maximum rate allowable by law. If you do not pay all undisputed amounts by the Due Date we reserve the right to disconnect Services. You will have up to ninety (90) days (commencing five (5) days after remittance of the bill) to initiate a dispute over charges or to receive credits, if applicable. If your check is returned by your bank, you will be billed a twenty-five dollar ("Confidential Portion Deleted") return check fee. We reserve the right to bill you retroactively for any Services for which we previously had not billed.

You also agree to pay all applicable taxes resulting from any transaction under this Agreement. This does not include taxes based on our net income.

LETTERS OF AUTHORIZATION In cases in which you and e.spire agree to have e.spire act as your authorized agent for ordering and coordinating local and long distance access circuits for services outside of this Agreement, you will execute a Letter of Authorization.

                                  PLATINUM ISDN
                                  Attachment A


Term                       1 Year            2 Year            3 Year
----                       ------            ------            ------
Monthly                   "Confidential Portion Deleted"
Non-Recurring             "Confidential Portion Deleted"       "Confidential Portion Deleted"  waived


PRODUCT COMPONENTS

*    ISDN PRI Access Facility
     Hunting (at no additional cost)



                           Long Distance Fixed Term Discounts

                  1 Year                    2 Year            3Year
                  ------                    ------            -----
                  19.29%                    24.24%            29.39%

                           Toll Free Service Fixed Term Discounts

                  1 Year                    2 Year            3 Year
                  ------                    ------            ------

                    12%                       15%               20%














e.spire PLATINUM ISDN
11/98

CREDIT Your execution of this Agreement signifies your acceptance of our initial and continuing credit approval procedures and policies. We reserve the right to withhold initiation or full implementation of the Services until we are satisfied with our initial credit review and approval. We may require a security deposit before Services are provided.

If there is a material adverse change in your creditworthiness we may: (1) interrupt Service; (2) deny requests for additional Services or (3) require a deposit.

TRANSFER AND ASSIGNMENT You may not sell, assign or transfer any of your rights or obligations under this Agreement without our prior written consent. We reserve the right to transfer Services we provide to you via a third-party network to e.spire -based facilities at any time during the term of this Agreement.

FORCE MAJEURE We are not responsible for performing our obligations when they are delayed or hindered by war, riots, embargoes, strikes, or any Acts of God.